NETSTREIT REPORTS THIRD QUARTER 2022 FINANCIAL AND OPERATING RESULTS

– Net Income of $0.03 and Adjusted Funds from Operations ("AFFO")1 of $0.30 per diluted share –

– Completed $129.6 Million of Net Investment Activity –

– Completed 10.35 Million Shares Forward Equity Offering and Closed $600 Million Sustainability-Linked Credit Facility –

– $200 Million Term Loan Swapped to Maturity, 93% of Debt now Fixed –

– Narrows Full Year 2022 AFFO Guidance to $1.15 to $1.17 Per Share, Increasing Mid-Point of the Range –

Dallas TX – October 27, 2022 – NETSTREIT Corp. (NYSE: NTST) (the “Company”), today announced financial and operating results for the third quarter ended September 30, 2022.

“We are pleased to announce another strong quarter of portfolio performance and investment activity as NETSTREIT continues to execute its strategy of prudent growth while maintaining one of the net lease industry's highest credit quality portfolios. During the quarter, we completed $131.3 million of acquisition activity at a cash capitalization rate of 6.6%. Further, we continued to strengthen our balance sheet with the completion of an oversubscribed forward equity offering of 10.35 million shares and closed on our inaugural $600 million sustainability-linked credit facility, locking in very attractive capital and putting us in a strong liquidity position,” said Mark Manheimer, Chief Executive Officer of NETSTREIT.

Mr. Manheimer continued, "we built this company to weather all phases of any economic cycle, with unmatched credit and real estate quality, and a fortified balance sheet with significant liquidity. Despite witnessing historic shifts in interest rates and rising economic uncertainty so far in 2022, our strategy remains unchanged as we continue to seek to acquire well located assets leased to tenants with strong credit at attractive cap rates. Consistent with that strategy, as pricing for net lease assets continues to adjust to a new normal, we may limit the amount of acquisitions we complete in the fourth quarter and beyond to focus on opportunities that meet our investment criteria and at appropriate pricing. Therefore, we are moving from a quantitative acquisition target for the year to an opportunistic approach to capital deployment, but narrowing and increasing the midpoint of our AFFO per share guidance. We are confident that our discipline and execution will position NETSTREIT effectively to continue growing shareholder value into the future."

THIRD QUARTER 2022 HIGHLIGHTS

•Net income per share2 decreased to $0.03, compared to $0.07 from prior year period
•Core Funds from Operations (“Core FFO”)1 per share increased to $0.28, compared to $0.22 from prior year period
•AFFO per share increased to $0.30, compared to $0.24 from prior year period

PORTFOLIO UPDATE

As of September 30, 2022, the NETSTREIT portfolio was comprised of 406 leases, contributing $92.7 million of annualized base rent3, with a weighted-average remaining lease term of 9.6 years4, of which 64.6% were with investment grade rated tenants and 14.0% were tenants with investment grade profiles5. The portfolio was 100.0% occupied as of September 30, 2022.

INVESTMENT ACTIVITY

During the quarter ended September 30, 2022, the Company had total net investment activity of $129.6 million, which includes dispositions.

The Company invested approximately $131.3 million in the acquisition of 26 properties at an initial cash capitalization rate of 6.6%. Acquisitions completed during the quarter had a weighted-average remaining lease term of 11.8 years.

The Company had no developments where rent commenced and provided $4.7 million to support ongoing development projects during the quarter. At quarter end, the Company has six projects under development, where the Company has invested $17.5 million to date.

The Company completed one disposition for $1.7 million in total contractual sales proceeds, which equated to a 5.5% cash capitalization rate.

The investment grade and investment grade profile totals for acquisitions completed in the quarter were 65.0% and 18.3%, respectively, based on total annualized base rent. The quarter's transaction activity increased the total tenant count from 75 to 77 tenants.

Year-to-date, the Company has completed net investment activity of $388.2 million.

BALANCE SHEET AND LIQUIDITY

At quarter end, total debt outstanding was $413.5 million, with a weighted average term of 3.9 years and a quarter end contractual interest rate, including the impact of fixed rate swaps, of 2.8% (excluding the impact of deferred fee amortization). 93% of the Company's debt was at a fixed rate and the Company's net debt to annualized adjusted EBITDA ratio was 5.0x. After giving consideration to the settlement of shares pursuant to the August forward sales agreements, the Company's net debt to annualized adjusted EBITDA ratio was 2.5x.

In August, the Company entered into its forward sale agreements related to 10,350,000 shares of its common stock at a public offering price of $20.20 per share. The Company will have until August 3, 2023 to settle the forward sale agreements and no settlements have yet occurred. On September 29, 2022, the Company settled all remaining shares from the January forward sales agreements and issued 4.5 million shares of common stock, receiving net proceeds of approximately $93.5 million.

The Company closed on a $600 million sustainability-linked senior unsecured credit facility, which consisted of a $400 million senior unsecured revolving credit facility and a new $200 million senior unsecured term loan, with an additional $400 million accordion feature. The revolver will mature in August 2026, with the option available to extend the maturity for an additional year, while the term loan will mature in February 2028. The term loan is fully hedged at an all-in rate of 3.88%. The Company's existing $175 million term loan that is fully hedged at an all-in rate of 1.36% will remain outstanding through the maturity in December 2024.

The September 30, 2022 cash balance was $16.2 million and the Company had $30.0 million outstanding on its revolving line of credit. Currently, the Company has total liquidity available, which includes unsettled equity forward contracts and undrawn line of credit capacity, of $585.3 million.

DIVIDEND

On October 25, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share for the fourth quarter of 2022, which will be paid on December 15, 2022 to shareholders of record on December 1, 2022.

2022 OUTLOOK

The Company is narrowing its AFFO per share guidance range to $1.15 to $1.17 per share, resulting in an increase to the midpoint of the range. The guidance reflects the Company's opportunistic and disciplined approach to acquisitions for the remainder of 2022 based on the current economic environment, replacing the previous expectation of at least $500 million of acquisitions, and the following additional assumptions:

•The Company expects cash G&A to remain in the range of $14.5 million to $15.0 million (inclusive of transaction costs), and expects non-cash compensation expense to be in the range of $5.0 million to $5.5 million
•The Company is narrowing cash interest expense, from a range of $7.0 million to $9.0 million, to a range of $8.0 million to $9.0 million, with additional non-cash deferred financing fee amortization remaining at a range of $0.8 million to $0.9 million
•Full year 2022 diluted weighted average shares outstanding, which includes the impact of OP units, is being narrowed, from a range of 50.0 million to 52.0 million shares, to a range of 50.0 million to 51.0 million shares

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

EARNINGS WEBCAST AND CONFERENCE CALL

A conference call will be held on Friday, October 28, 2022 at 10:00 AM ET. During the conference call the Company’s officers will review third quarter performance, discuss recent events, and conduct a question and answer period.

The webcast will be accessible on the “Investor Relations” section of the Company’s website at www.NETSTREIT.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time to register, as well as download and install any necessary audio software. A replay of the webcast will be available for 90 days on the Company’s website shortly after the call.

The conference call can also be accessed by dialing 1-877-451-6152 for domestic callers or 1-201-389-0879 for international callers. A dial-in replay will be available starting shortly after the call until November 4, 2022, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13730420.

SUPPLEMENTAL PACKAGE

The Company’s supplemental package will be available prior to the conference call in the Investor Relations section of the Company’s website at www.investors.netstreit.com.

About NETSTREIT

NETSTREIT is an internally managed real estate investment trust (REIT) based in Dallas, Texas that specializes in acquiring single-tenant net lease retail properties nationwide. The growing portfolio consists of high-quality properties leased to e-commerce resistant tenants with healthy balance sheets. Led by a management team of seasoned commercial real estate executives, NETSTREIT’s strategy is to create the highest quality net lease retail portfolio in the country with the goal of generating consistent cash flows and dividends for its investors.

Investor Relations
ir@netstreit.com
972-597-4825

(1) Non-GAAP financial measure. See "Non-GAAP Financial Measures".
(2) All per share amounts herein include weighted average common shares of 50,449,735, weighted average operating partnership units of 514,890, weighted average unvested restricted stock units of 255,613, and weighted average unsettled shares under open forward equity contracts of 164,520 for the three-months ended September 30, 2022.
(3) Annualized base rent, or ABR, is calculated by multiplying (i) cash rental payments (a) for the month ended September 30, 2022 (or, if applicable, the next full month's cash rent contractually due in the case of rent abatements, rent deferrals, recently acquired properties and properties with contractual rent increases, other than properties under development) for leases in place as of September 30, 2022, plus (b) for properties under development, the first full month's permanent cash rent contractually due after the development period by (ii) 12.
(4) Weighted by ABR, excluding lease extension options and mortgage loan receivables.
(5) Unrated tenants with more than $1.0 billion in annual sales and a debt to adjusted EBITDA ratio of less than 2.0x.

NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures, including FFO, Core FFO, AFFO, EBITDA, EBITDAre, Adjusted EBITDAre, NOI, and Cash NOI. A reconciliation from net loss available to common shareholders to each non-GAAP financial measure, and definitions of each non-GAAP measure, are included below.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements concerning our business and growth strategies, investment, financing and leasing activities and trends in our business, including trends in the market for single-tenant, retail commercial real estate. Words such as “expects,” “anticipates,” “intends,” “plans,” “likely,” “will,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. For a further discussion of these and other factors that could impact future results, performance or transactions, see the information under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022 and other reports filed with the SEC from time to time.  Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release. New risks and uncertainties may arise over time and it is not possible for us to predict those events or how they may affect us. Many of the risks identified herein and in our periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the novel coronavirus (COVID-19), rising interest rates and instability in macroeconomic conditions. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

NETSTREIT CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Real estate, at cost:
Land	$380,092	$299,935
Buildings and improvements	839,305	626,457
Total real estate, at cost	1,219,397	926,392
Less accumulated depreciation	(53,255)	(30,669)
Property under development	17,475	17,896
Real estate held for investment, net	1,183,617	913,619
Assets held for sale	23,985	2,096
Mortgage loans receivable, net	46,406	—
Cash, cash equivalents and restricted cash	16,190	7,603
Lease intangible assets, net	149,357	124,772
Other assets, net	54,087	20,351
Total assets	$1,473,642	$1,068,441
Liabilities and equity
Liabilities:
Term loans, net	$373,202	$174,330
Revolving credit facility	30,000	64,000
Mortgage note payable, net	7,901	—
Lease intangible liabilities, net	31,438	23,316
Liabilities related to assets held for sale	416	—
Accounts payable, accrued expenses and other liabilities	21,200	16,980
Total liabilities	464,157	278,626
Commitments and contingencies
Equity:
Stockholders’ equity
Common stock, $0.01 par value, 400,000,000 shares authorized; 54,876,295 and 44,223,050 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	549	442
Additional paid-in capital	1,032,634	809,724
Distributions in excess of retained earnings	(58,747)	(35,119)
Accumulated other comprehensive income	25,335	4,123
Total stockholders’ equity	999,771	779,170
Noncontrolling interests	9,714	10,645
Total equity	1,009,485	789,815
Total liabilities and equity	$1,473,642	$1,068,441

NETSTREIT CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Rental revenue (including reimbursable)	$24,339	$15,603	$67,309	$41,333
Interest income on mortgage loans receivable	674	—	1,671	—
Total revenues	25,013	15,603	68,980	41,333
Operating expenses
Property	2,539	1,737	8,156	4,002
General and administrative	4,552	3,776	13,608	10,904
Depreciation and amortization	13,407	8,074	36,137	21,078
Provisions for impairment	—	—	1,114	3,539
Transaction costs	51	132	704	464
Total operating expenses	20,549	13,719	59,719	39,987
Other income (expense)
Interest expense, net	(3,017)	(895)	(5,708)	(2,693)
Gain on sales of real estate, net	143	1,955	2,162	2,452
Other income	—	—	36	—
Total other income (expense), net	(2,874)	1,060	(3,510)	(241)
Net income before income taxes	1,590	2,944	5,751	1,105
Income tax expense	(171)	—	(356)	(50)
Net income	1,419	2,944	5,395	1,055
Net income attributable to noncontrolling interests	16	96	63	42
Net income attributable to common stockholders	$1,403	$2,848	$5,332	$1,013
Amounts available to common stockholders per common share:
Basic	$0.03	$0.07	$0.11	$0.03
Diluted	$0.03	$0.07	$0.11	$0.03
Weighted average common shares:
Basic	50,449,735	39,559,605	47,679,870	35,359,551
Diluted	51,384,758	41,333,579	48,657,049	37,108,425
Other comprehensive income:
Net income	$1,419	$2,944	$5,395	$1,055
Change in value on derivatives, net	13,887	5	21,436	2,063
Total comprehensive income	$15,306	$2,949	$26,831	$3,118
Comprehensive income attributable to noncontrolling interests	149	95	287	153
Comprehensive income attributable to common stockholders	$15,157	$2,854	$26,544	$2,965

NETSTREIT CORP. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO FFO, CORE FFO AND ADJUSTED FFO
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$1,419	$2,944	$5,395	$1,055
Depreciation and amortization of real estate	13,241	7,994	35,701	20,843
Provisions for impairment	—	—	1,114	3,539
Gain on sale of real estate, net	(143)	(1,955)	(2,162)	(2,452)
FFO	14,517	8,983	40,048	22,985
Adjustments:
Gain on insurance proceeds	—	—	(36)	—
Core FFO	14,517	8,983	40,012	22,985
Adjustments:
Straight-line rent adjustments	(272)	(244)	(1,144)	(707)
Amortization of deferred financing costs	239	157	553	471
Amortization of loan origination costs	28	—	59	—
Amortization of above/below market lease intangibles	(444)	(182)	(1,021)	(609)
Amortization of lease incentives	131	23	377	26
Capitalized interest expense	(115)	(24)	(218)	(38)
Non-cash compensation expense	1,302	1,025	3,645	2,623
AFFO	$15,386	$9,738	$42,263	$24,751

Weighted average common shares outstanding, basic	50,449,735	39,559,605	47,679,870	35,359,551
Operating partnership units outstanding	514,890	1,334,571	530,940	1,462,419
Unvested restricted stock units	255,613	439,403	261,727	286,455
Unsettled shares under open forward equity contracts	164,520	—	184,512	—
Weighted average common shares outstanding, diluted	51,384,758	41,333,579	48,657,049	37,108,425

FFO per common share, diluted	$0.28	$0.22	$0.82	$0.62
Core FFO per common share, diluted	$0.28	$0.22	$0.82	$0.62
AFFO per common share, diluted	$0.30	$0.24	$0.87	$0.67

RECONCILIATION OF NET INCOME TO EBITDA, EBITDAre AND ADJUSTED EBITDAre
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$1,419	$2,944	$5,395	$1,055
Depreciation and amortization of real estate	13,241	7,994	35,701	20,843
Amortization of above/below market lease intangibles	(444)	(182)	(1,021)	(609)
Amortization of lease incentives	131	23	377	26
Non-real estate depreciation and amortization	166	79	436	234
Interest expense, net	3,017	895	5,708	2,693
Income tax expense	171	—	356	50
Amortization of loan origination costs	28	—	59	—
EBITDA	17,729	11,753	47,011	24,292
Adjustments:
Provision for impairments	—	—	1,114	3,539
Gain on sale of real estate, net	(143)	(1,955)	(2,162)	(2,452)
EBITDAre	17,586	9,798	45,963	25,379
Adjustments:
Straight-line rent adjustments	(272)	(244)	(1,144)	(707)
Gain on insurance proceeds	—	—	(36)	—
Non-cash compensation expense	1,302	1,025	3,645	2,623
Adjusted EBITDAre	$18,616	$10,579	$48,428	$27,295

RECONCILIATION OF NET INCOME TO NOI AND CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$1,419	$2,944	$5,395	$1,055
General and administrative	4,552	3,776	13,608	10,904
Depreciation and amortization	13,407	8,074	36,137	21,078
Provisions for impairment	—	—	1,114	3,539
Transaction costs	51	132	704	464
Interest expense, net	3,017	895	5,708	2,693
Gain on sales of real estate, net	(143)	(1,955)	(2,162)	(2,452)
Income tax expense	171	—	356	50
Interest income on mortgage loans receivable	(674)	—	(1,671)	—
Other income	—	—	(36)	—
NOI	21,800	13,866	59,153	37,331
Straight-line rent adjustments	(272)	(244)	(1,144)	(707)
Amortization of above/below market lease intangibles	(444)	(182)	(1,021)	(609)
Amortization of lease incentives	131	23	377	26
Cash NOI	$21,215	$13,463	$57,365	$36,041

NON-GAAP FINANCIAL MEASURES

FFO, Core FFO and AFFO

The National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a widely accepted non-GAAP financial measure of operating performance known as FFO. Our FFO is net income in accordance with GAAP, excluding gains (or losses) resulting from dispositions of properties, plus depreciation and amortization and impairment charges on depreciable real property.

Core FFO is a non-GAAP financial measure defined as FFO adjusted to remove the effect of unusual and non-recurring items that are not expected to impact our operating performance or operations on an ongoing basis. Historically, these have included gains from forfeited earnest money deposits, non-recurring public company costs, and gains from insurance proceeds.

AFFO is a non-GAAP financial measure defined as Core FFO adjusted for GAAP net income related to non-cash revenues and expenses, such as straight-line rent, amortization of above- and below-market lease-related intangibles, amortization of lease incentives, capitalized interest expense, non-cash compensation expense, and amortization of deferred financing and amortization of loan origination costs.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values historically have risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO to be useful in evaluating potential property acquisitions and measuring operating performance.

We further consider FFO, Core FFO and AFFO to be useful in determining funds available for payment of distributions. FFO, Core FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO, Core FFO and AFFO to be alternatives to net income as a reliable measure of our operating performance nor should you consider FFO, Core FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO, Core FFO and AFFO do not measure whether cash flow is sufficient to fund our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO, Core FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, FFO, Core FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO, Core FFO and AFFO.

EBITDA, EBITDAre and Adjusted EBITDAre

We compute EBITDA as earnings before interest expense, income tax expense, and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. We compute EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and impairment charges on depreciable real property.

Adjusted EBITDAre is a non-GAAP financial measure defined as EBITDAre further adjusted to exclude straight-line rent, non-cash compensation expense, and gain on insurance proceeds.

We present EBITDA, EBITDAre and Adjusted EBITDAre as they are measures commonly used in our industry. We believe that these measures are useful to investors and analysts because they provide supplemental information concerning our operating performance, exclusive of certain non-cash items and other costs. We use EBITDA, EBITDAre and Adjusted EBITDAre as measures of our operating performance and not as measures of liquidity.

EBITDA, EBITDAre and Adjusted EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of EBITDA, EBITDAre and Adjusted EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

NOI and Cash NOI

NOI and Cash NOI are non-GAAP financial measures which we use to assess our operating results. We compute NOI as net income (computed in accordance with GAAP), excluding general and administrative expenses, interest expense (or income), income tax expense, depreciation and amortization, gains (or losses) from the sales of depreciable property, impairment charges on depreciable real property, transaction costs, and other income (or expense). We further adjust NOI for non-cash components of straight-line rent and amortization of lease intangibles and lease incentives to derive Cash NOI. We believe NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measurements of financial performance under GAAP, and our NOI and Cash NOI may not be comparable to similarly titled measures of other companies. You should not consider our NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.